Exhibit 99.1

For More Information:

Investor Contact:	Press Contact:
Karen Blasing	Gwen Murphy
Nuance	Nuance
(650) 847-0000	(650) 847-0000
kblasing@nuance.com	gmurphy@nuance.com

NUANCE REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

Expanded Product and Channel Strategy Contributed to Fourth Quarter Sequential
Revenue Growth of 21%, Annual Revenue Increase of 25%

MENLO PARK, Calif., January 27, 2004 — Nuance (Nasdaq: NUAN) today announced results for the quarter and fiscal year ended December 31, 2003. Total revenue for the quarter was $16.7 million, up 27% from $13.1 million in the same period of the previous year and up 21% as compared to $13.8 million in the 2003 third quarter. Total revenue for 2003 was $55.0 million, up 25% from $44.1 million in 2002. Net loss for the fourth quarter was $0.2 million, or a $0.01 net loss per share, an improvement over the net loss of $5.1million, or $0.15 net loss per share, in the same period of the previous year and an improvement over the net loss of $12.2 million, or $0.35 net loss per share, in the third quarter of 2003. Net loss for 2003 was $19.3 million, or $0.56 net loss per share. This compares to a net loss of $71.2 million, or $2.11 net loss per share, in 2002.

“We experienced substantial revenue growth over the year, particularly in the fourth quarter, due in large part to our expanded product strategy and continued execution of our multi-channel business model,” said Chuck Berger, president and CEO of Nuance. “As a result of our cost reduction efforts, we lowered our fourth quarter pro forma operating loss by 90%, as compared with the third quarter of 2003, and our pro forma operating loss for the full year was lowered by 63%. Although we anticipate substantial revenue growth in the first quarter of 2004 over the prior year’s first quarter, we are forecasting somewhat lower license revenues in the first quarter of 2004, as compared to the fourth quarter of 2003. We expect revenue growth for the entire year of 2004 and anticipate reaching profitability during the second half of the year.”

Financial Highlights

Software license revenue for the fourth quarter was $8.8 million, up 17% from $7.6 million in the same period of the previous year and up 24% as compared to $7.1 million in the 2003 third quarter. Professional services revenue for the fourth quarter was $4.2 million, up 42% from $3.0 million in the same period of the previous year and up 15% as compared to $3.6 million in the 2003 third quarter. Maintenance revenue for the fourth quarter was $3.7 million, up 42% from $2.6 million in the same period of the previous year and up 22% as compared to $3.1 million in the 2003 third quarter.

Net loss for the fourth quarter was $0.2 million, or a $0.01 net loss per share, compared to a net loss of $5.1 million, or a $0.15 net loss per share, in the same period of the previous year, which included a non-cash compensation charge of $0.1 million and restructuring charge of $0.2 million. This compares to a net loss of $12.2 million, or a $0.35 net loss per share, in the 2003 third quarter, which included a restructuring charge of $10.3 million primarily related to increasing the previously reported real estate restructuring accrual. Operating expenses decreased 39% from 2002 to 2003 and pro forma operating expenses, which exclude non-cash compensation expenses, restructuring charges and asset impairments, decreased 18% between the same periods.

License revenues increased to $28.2 million in 2003, up 5% from $26.8 million in 2002. Professional services revenue grew to $14.3 million in 2003, up 74% from $8.2 million in 2002. Maintenance revenue grew to $12.6 million, up 38% from $9.1 million in 2002.

Net loss for 2003 was $19.3 million, or a $0.56 net loss per share. Pro forma net loss for the year, excluding non-cash compensation expenses and restructuring charges, was $9.9 million, or a $0.29 net loss per share. This compares to a net loss of $71.2 million, or a $2.11 net loss per share, and a pro forma net loss, excluding non-cash compensation expenses, restructuring charges and asset impairments, of $33.0 million, or a $0.98 pro forma net loss per share, for 2002. Reconciliation between net loss on a GAAP basis and pro forma net loss is provided in a table included on the attached Consolidated Statements of Operations.

As of December 31, 2003, the Company had $106.9 million in cash, cash equivalents and investments, as compared to $127.5 million as of December 31, 2002.

“Nuance led the market in 2003 with a range of new products, expanded direct and indirect channels, and market-building activities aimed at key geographies and vertical markets,” continued Berger. “This leadership was acknowledged by customers and partners, by top market analysts, and through numerous ‘Product of the Year’ awards from the industry’s premier publications.”

Increased Industry Demand for Nuance Speech Solutions

Nuance added a range of new customers from the global telecommunications, financial services and other key markets to its roster in 2003, extending the Company’s leadership position in the speech industry. These wins demonstrated that voice automation is increasingly becoming a business imperative and a principal ingredient for providing the level of service customers expect, as well as the ROI needed in today’s competitive business climate.

In the fourth quarter, leading North American, European, and Asia-Pacific companies made their initial investments in Nuance speech software or expanded the capacity of their existing Nuance voice automation solutions. These included Alaska Airlines, Bell Canada, Cingular Wireless, China Mobile, Energis Corporation and KTF.

Contracts with these companies were won directly by Nuance and through its partners, including Centerpost Corporation, Esna Technologies, Inc., Fluency Voice Technology, Intervoice, Nortel Networks, Tellme, United States Advanced Network and Versay Solutions.

Product Enhancements and Accolades

During 2003, Nuance introduced and shipped a range of new products. These included the Nuance Voice Platform, the industry’s first open, standards-based software platform optimized for speech solutions, and Nuance Call Steering. Nuance Call Steering is designed to address a multi-million dollar problem that all enterprises and telecommunications carriers face – the need to automatically, accurately and cost-effectively route customer phone calls to the correct destination in a natural, customer-friendly manner. These products – along with Nuance’s speech recognition, voice authentication and text-to-speech software – won numerous awards during the year. In the fourth quarter, Nuance Call Steering was singled out as a Product of the Year for 2003 by Technology Marketing Corporation (TMC™)’s Customer Inter@ction Solutions® magazine.

In the fourth quarter, the Company also continued the refinement of its text-to-speech software with the release of the newest version of its Nuance Vocalizer product. This new version includes a new Canadian French voice, updated North American English voices, and a number of other product enhancements, including improved name pronunciation, reduced memory utilization, expanded handling of terms from key vertical markets and broader operating system support. More than 200 companies use Nuance Vocalizer across a range of languages, applications and industries.

About Nuance

Nuance is the voice automation expert. Nuance’s speech software solutions enable automated access to everything from account balances to flight information, email reading to voice activated dialing — accessed using nothing more than the power of voice and an ordinary phone. In markets around the world, many leading enterprises and telecommunications carriers — including British Airways, Nomura Securities, OnStar, Sprint PCS, United Parcel Service and Vodafone — work with Nuance to reduce costs, increase customer satisfaction and retention, create new sources of revenue and improve security. Nuance is headquartered in Menlo Park, Calif. and has offices around the world. For more information, visit www.nuance.com or call 1-888-NUANCE-8.

This press release contains forward-looking statements, including, for example, those relating to the continued growth of Nuance’s business and revenues, the continued success of Nuance’s operating results, the future success of Nuance’s strategic initiatives, customer adoption and deployment of Nuance products and the growth of the market for Nuance technology. There is no assurance that the results contemplated by any forward-looking statements will be realized. The following factors, risks and uncertainties, among others, could cause actual results to differ materially from those described or implied in this press release’s forward-looking statements: the risk that Nuance’s business or revenues, and/or the market for Nuance’s products, will not grow or will decline; the risk that Nuance will encounter unplanned expenses or events which may negatively impact operating results; the risk that some or all of Nuance’s strategic initiatives will not be implemented successfully; the risk that customers may not adopt or deploy Nuance products as planned; the risk that unfavorable economic or other conditions may negatively impact Nuance’s business and/or the market for Nuance technology; the risk that Nuance’s 2003 fourth quarter revenue is not maintainable in 2004; and other factors described in Nuance’s filings with the Securities and Exchange Commission, including but not limited to Nuance’s last-filed annual and quarterly reports on forms 10-K and 10-Q. Nuance does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Nuance.

Nuance provides pro forma net loss and pro forma net loss per share data as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, and may be different from pro forma measures used by other companies. Nuance believes that this presentation of pro forma net loss and pro forma net loss per share provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, management uses this pro forma information in measuring Nuance’s financial results and for budget planning purposes.

Nuance, Nuance Vocalizer, Nuance Voice Platform and Nuance Call Steering are registered trademarks of Nuance Communications, Inc. All other trademarks are the property of their respective owners.

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenue:
License	$8,798	$7,550	$28,207	$26,783
Service	4,184	2,950	14,266	8,191
Maintenance	3,746	2,639	12,565	9,111

Total revenue	16,728	13,139	55,038	44,085

Cost of revenue:
License	88	150	370	641
Service	2,291	2,211	9,020	7,678
Maintenance	886	748	3,510	3,373

Total cost of revenue	3,265	3,109	12,900	11,692

Gross profit	13,463	10,030	42,138	32,393

Operating expenses:
Sales and marketing	7,243	7,394	28,179	39,706
Research and development	3,818	3,061	15,310	14,151
General and administrative	2,641	3,339	11,533	13,390
Non-cash compensation expense	9	125	28	928
Restructuring charges	--	228	9,375	36,388
Asset impairments	--	--	--	887

Total operating expenses	13,711	14,147	64,425	105,450

Loss from operations	(248)	(4,117)	(22,287)	(73,057)
Interest and other income, net	136	458	1,180	2,673

Loss before income taxes	(112)	(3,659)	(21,107)	(70,384)
Expenses (benefits) from income taxes	(75)	1,407	(1,806)	800

Net loss	$(187)	$(5,066)	$(19,301)	$(71,184)

Basic and diluted net loss per share	$(0.01)	$(0.15)	$(0.56)	$(2.11)

Shares used to compute basic and diluted net loss per share	34,826	34,041	34,471	33,666

Reconicliation of net loss in acordance with generally
accepted accounting principles to pro forma net loss:
Net loss	$(187)	$(5,066)	$(19,301)	$(71,184)
Non-cash compensation expense	9	125	28	928
Asset impairments	--	--	--	887
Restructure charges	--	228	9,375	36,388
Pro forma net loss	$(178)	$(4,713)	$(9,898)	$(32,981)

Pro forma basic and diluted net loss per share	$(0.01)	$(0.14)	$(0.29)	$(0.98)

Shares used in computing pro forma basic and diluted net loss per share	34,826	34,041	34,471	33,666

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$ 40,292	$ 43,771
Short-term investments	66,599	80,624
Accounts receivable, net	13,934	8,350
Prepaid expenses and other current assets	15,246	6,564

Total current assets	136,071	139,309
Property and equipment, net	3,937	6,330
Intangible assets, net	993	1,405
Restricted cash	11,113	11,078
Long-term investments	--	3,113
Other assets	469	435

Total assets	$152,583	$161,670
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,086	$ 1,591
Accrued vacation	1,513	1,847
Accrued liabilities	16,493	7,249
Current restructuring accrual	9,554	10,453
Deferred revenue	8,430	8,954
Current portion of capital lease	33	37

Total current liabilities	37,109	30,131
Long-term restructuring accrual	42,891	42,232
Other long-term liabilities	22	34

Total liabilities	80,022	72,397
Stockholders'equity	72,561	89,273

Total liabilities and stockholders' equity	$152,583	$161,670

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